UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PEAPACK-GLADSTONE FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PEAPACK-GLADSTONE FINANCIAL CORPORATION
158 ROUTE 206 NORTH
GLADSTONE, NEW JERSEY 07934

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, APRIL 28, 2009

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Peapack-Gladstone Financial Corporation will be held at Bridgewater Manor, 1251 Route 202/206, Bridgewater, New Jersey, on Tuesday, April 28, 2009, at 2:00 p.m. local time for the purpose of considering and voting upon the following matters:

1.	Election of eleven directors to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and qualified.

2.	To approve, on a non-binding basis, the compensation of the Corporation’s named executive officers as determined by the Compensation Committee.

3.	The ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2009.

4.	Such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 16, 2009, are entitled to receive notice of, and to vote at, the meeting.

You are urged to read carefully the attached proxy statement relating to the meeting.

Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we urge you to date and sign the enclosed proxy form and return it in the enclosed envelope as promptly as possible. You may revoke your proxy by filing a later-dated proxy or a written revocation of the proxy with the Corporate Secretary of Peapack-Gladstone prior to the meeting. If you attend the meeting, you may revoke your proxy by filing a later-dated proxy or written revocation of the proxy with the Corporate Secretary of the meeting prior to the voting of such proxy.

By Order of the Board of Directors

ANTOINETTE ROSELL,
CORPORATE SECRETARY

Gladstone, New Jersey
March 30, 2009

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE
ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2009

This Proxy Statement and our Annual Report are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=100168&p=proxy

PEAPACK-GLADSTONE FINANCIAL CORPORATION
158 ROUTE 206 NORTH
GLADSTONE, NEW JERSEY 07934

PROXY STATEMENT
DATED MARCH 30, 2009

GENERAL PROXY STATEMENT INFORMATION

This proxy statement is furnished to the shareholders of Peapack-Gladstone Financial Corporation (“Peapack-Gladstone”) in connection with the solicitation by the Board of Directors of Peapack-Gladstone of proxies for use at the Annual Meeting of Shareholders to be held at Bridgewater Manor, 1251 Route 202/206, Bridgewater, New Jersey on Tuesday, April 28, 2009 at 2:00 p.m. local time. This proxy statement is first being mailed to shareholders on approximately March 30, 2009.

VOTING INFORMATION

Outstanding Securities and Voting Rights

The record date for determining shareholders entitled to notice of, and to vote at, the meeting is March 16, 2009. Only shareholders of record as of the record date will be entitled to notice of, and to vote at, the meeting.

On the record date 8,299,249 shares of Peapack-Gladstone's common stock, no par value, were outstanding and eligible to be voted at the meeting. Each share of Peapack-Gladstone's common stock is entitled to one vote.

Required Vote

The election of directors requires the affirmative vote of a plurality of Peapack-Gladstone's common stock voted at the meeting, whether voted in person or by proxy. At the meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person, and votes cast by proxy. Under applicable New Jersey law and Peapack-Gladstone's certificate of incorporation and by-laws, abstentions and broker non-votes are counted for purpose of establishing a quorum but have no impact on the election of directors.

The approval, on a non-binding basis, of the compensation of the Corporation’s named executive officers as determined by the Compensation Committee requires the affirmative vote of a majority of the votes cast at the meeting, whether voted in person or by proxy.  Abstentions and broker non-votes will have no impact on the approval of this advisory proposal.

The ratification of the appointment of Crowe Horwath LLP requires the affirmative vote of a majority of the votes cast at the meeting, whether voted in person or by proxy.  Abstentions and broker non-votes will have no impact on the ratification of Crowe Horwath LLP.

All shares represented by valid proxies received pursuant to this solicitation will be voted FOR the election of the 11 nominees for director who are named in this proxy statement, FOR the approval, on a non-binding basis, of the compensation of the Corporation’s named executive officers as determined by the Compensation Committee, and FOR ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2009, unless the shareholder specifies a different choice by means of the proxy or revokes the proxy prior to the time it is exercised. Should any other matter properly come before the meeting, the persons named as proxies will vote upon such matters according to their discretion.

Revocability of Proxy

Any shareholder giving a proxy has the right to attend and to vote at the meeting in person. A proxy may be revoked prior to the meeting by filing a later-dated proxy or a written revocation if it is sent to the Corporate Secretary of Peapack-Gladstone, Antoinette Rosell, at 158 Route 206 North, Gladstone, New Jersey, 07934, and is received by Peapack-Gladstone in advance of the meeting. A proxy may be revoked at the meeting by filing a later-dated proxy or a written revocation with the Secretary of the meeting prior to the voting of such proxy.

Solicitation of Proxies

This proxy solicitation is being made by the Board of Peapack-Gladstone and its agent Laurel Hill Advisory Group, LLC, and the costs of the solicitation will be borne by Peapack-Gladstone.  In addition to the use of the mails, proxies may be solicited personally or by telephone, e-mail or facsimile transmission by directors, officers and employees of Peapack-Gladstone and its subsidiaries or Laurel Hill who, with the exception of Laurel Hill, will not be specially compensated for such solicitation activities. The amount Peapack-Gladstone will pay Laurel Hill for its proxy solicitation services is $6,500 plus certain out of pocket costs.  Peapack-Gladstone will also make arrangements with brokers, dealers, nominees, custodians and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and Peapack-Gladstone may reimburse them for their reasonable expenses incurred in forwarding the materials.

PROPOSAL 1 - ELECTION OF DIRECTORS

DIRECTOR INFORMATION

Peapack-Gladstone's certificate of incorporation and by-laws authorize a minimum of 5 and a maximum of 25 directors, but leave the exact number to be fixed by resolution of Peapack-Gladstone's Board of Directors.  The Board has currently fixed the number of directors at 11 and the Board is presently comprised of 11 members.  Directors are elected annually by the shareholders for one-year terms.  Peapack-Gladstone's Nominating Committee has recommended to the Board the 11 current directors for reelection to serve for one-year terms expiring at Peapack-Gladstone’s 2009 Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified.  If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board will be voted for a substitute nominee selected by the Board.  The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

Unless a shareholder indicates otherwise on the proxy, the proxy will be voted for the persons named in the table below to serve until the expiration of their terms, and thereafter until their successors have been duly elected and qualified.

The following table sets forth the names and ages of the Board's nominees for election, the nominees' position with Peapack-Gladstone (if any), the principal occupation or employment of each nominee for the past five years and the period during which each nominee has served as a director of Peapack-Gladstone. The nominee's prior service as a director includes prior service as a director of Peapack-Gladstone Bank (the “Bank”) prior to the formation of the holding company.

NOMINEES FOR ELECTION AS DIRECTORS
Name and Position		Director	Principal Occupation or Employment for the Past Five Years;
With Peapack-Gladstone	Age	Since	Other Company Directorships

Anthony J. Consi, II	63	2000	Retired; previously Senior Vice President of Finance and Operations,
			Weichert Realtors

Pamela Hill	71	1991	President of Ferris Corp., a real estate management company; previously
			Vice President of Ferris Corp.

Frank A. Kissel	58	1989	Chairman and CEO of Peapack-Gladstone and the Bank
Chairman and CEO

John D. Kissel	56	1987	Real Estate Broker, Turpin Real Estate, Inc.

James R. Lamb	66	1993	Principal of James R. Lamb, P.C., Attorney at Law.

Edward A. Merton	68	1981	President of Merton Excavating and Paving Co.

F. Duffield Meyercord	62	1991	Partner of Carl Marks Advisory Group, LLC; President, Meyercord Advisors,
			Inc.; Director of Wayside Technology Group (formerly Programmer’s
			Paradise, Inc.); Director of Headway Corporation

John R. Mulcahy	70	1981	Retired; previously President of Mulcahy Realty and Construction.

Robert M. Rogers,	50	2002	President and COO of Peapack-Gladstone and the Bank
President and COO

Philip W. Smith, III	53	1995	President, Phillary Management, Inc., a real estate management company.

Craig C. Spengeman,	53	2002	President, PGB Trust and Investments, a division of the Bank and
President, PGB Trust and			Executive Vice President of Peapack-Gladstone
Investments

Frank A. Kissel and John D. Kissel are brothers.

RECOMMENDATION AND VOTE REQUIRED ON PROPOSAL 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘FOR’ THE NOMINATED SLATE OF DIRECTORS INCLUDED IN PROPOSAL 1.  Directors will be elected by a plurality of the votes cast at the meeting.  Abstentions and broker non votes will have no impact on the election of directors.

CORPORATE GOVERNANCE

General

The business and affairs of Peapack-Gladstone are managed under the direction of the Board of Directors.  Members of the Board are kept informed of Peapack-Gladstone's business through discussions with the Chairman and Peapack-Gladstone’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.  All members of the Board also served as directors of Peapack-Gladstone's subsidiary bank, Peapack-Gladstone Bank, during 2008. The Board of Directors of Peapack-Gladstone and Peapack-Gladstone Bank held twelve meetings during 2008.  During 2008, all directors of Peapack-Gladstone attended no fewer than 75% of the total number of meetings of Peapack-Gladstone’s Board and meetings of committees on which such director served.  It is Peapack-Gladstone’s policy to encourage director attendance at the Annual Meeting absent a compelling reason such as illness.  Last year, all but two directors attended the Annual Meeting.
Our Board of Directors believes that the purpose of corporate governance is to maximize shareholder value in a manner consistent with legal requirements. The Board has adopted corporate governance principles, which the Board and senior management believe promote this purpose. We periodically review these governance principles, the rules and listing standards of the National Association of Securities Dealers Automated Quotations (NASDAQ) and Securities and Exchange Commission (the “SEC”) regulations.

Director Independence

The Board has determined that a majority of the directors and all current members of the Nominating, Compensation, and Audit Committees are “independent” for purposes of Section 121 of the NASDAQ Company Guide, and that the members of the Audit Committee are also “independent” for purposes of Section 10A-3 of the Securities Exchange Act of 1934 and Section 803 of the NASDAQ Company Guide.  The Board based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors.  The independent directors are Anthony J. Consi, II, Pamela Hill, James R. Lamb, Edward A. Merton, F. Duffield Meyercord, John R. Mulcahy, and Philip W. Smith, III.

To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with Peapack-Gladstone fall within these categories is independent:

•
A loan made by the Bank to a director, his or her immediate family member or an entity affiliated with a director or his or her immediate family member, or a loan personally guaranteed by such persons if such loan (i) complies with state and federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit committee or by any bank regulatory agency which supervised the Bank as substandard, doubtful or loss.

•
A deposit, trust, insurance brokerage, securities brokerage or similar customer relationship between Peapack-Gladstone or its subsidiaries and a director, his or her immediate family member or an affiliate of his or her immediate family member if such relationship is on customary and usual market terms and conditions.

•	The employment by Peapack-Gladstone or its subsidiaries of any immediate family member of the director if the employee serves below the level of a senior vice president.

•
Annual contributions by Peapack-Gladstone or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $20,000 in any calendar year and the contribution is made in the name of Peapack-Gladstone.

•
Purchases of goods or services by Peapack-Gladstone or any of its subsidiaries from a business in which a director or his or her immediate family member is a partner, shareholder or officer, if the director or his or her immediate family member owns five percent or less of the equity interests of that business and does not serve as an executive officer of the business.

•
Purchases of goods or services by Peapack-Gladstone, or any of its subsidiaries, from a director or a business in which the director or his or her immediate family member is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her immediate family member or such business in the last calendar year does not exceed the greater of $60,000 or two percent of the gross revenues of the business.

•	Fixed retirement benefits paid or payable to a director either currently or on retirement.

The following categories or types of transactions, relationships or arrangements were considered by the Board in determining that each listed director is independent in accordance with the NASDAQ listing standards and Peapack-Gladstone’s Corporate Governance Principles.

Independent Director	Category or Type
Mr. Consi	Deposits
Ms. Hill	Deposits, Trust
Mr. Lamb	Loans, Deposits, Trust
Mr. Merton	Loans, Deposits, Trust
Mr. Meyercord	Loans, Deposits, Trust
Mr. Mulcahy	Loans, Deposits, Trust
Mr. Smith	Loans, Deposits, Trust, Employment of Immediate Family Member below level of Senior Vice President

Executive Sessions of Non-Management Directors

Our Corporate Governance Principles require the Board to provide for at least semi-annual executive sessions to include non-management directors.  At least once a year, the Board holds an executive session including only independent directors. Peapack-Gladstone’s Board has chosen to rotate the presiding director for each meeting among the Chairperson of the Audit, Compensation, and Nominating Committees.

Shareholder Communication with Directors

The Board of Directors has established the following procedures for shareholder communications with the Board of Directors:

•
Shareholders wishing to communicate with the Board of Directors should send any communication to the Board of Directors, Peapack-Gladstone Financial Corporation, c/o Corporate Secretary of Peapack-Gladstone, Antoinette Rosell, at 158 Route 206 North, Gladstone, New Jersey, 07934.  Any such communication should state the number of shares owned by the shareholder.

•
The Corporate Secretary will forward such communication to the Board of Directors or as appropriate to the particular Committee Chairman, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors, in which case the Corporate Secretary has the authority to disregard the communication.  All such communications will be kept confidential to the extent possible.

•
The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by any Board member, and shall regularly review all such communications with the Board or the appropriate Committee Chairman.

The Board of Directors has also established the following procedures for shareholder communications with the rotating chairman of the executive sessions of the non-management directors of the Board:

•
Shareholders wishing to communicate with the presiding director of executive sessions should send any communication to the Presiding Director of Executive Sessions, Peapack-Gladstone Financial Corporation, c/o Corporate Secretary of Peapack-Gladstone, Antoinette Rosell, at 158 Route 206 North, P.O. Box 178, Gladstone, New Jersey, 07934.  Any such communication should state the number of shares owned by the shareholder.

•
The Corporate Secretary will forward such communication to the then presiding director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the non-management directors, in which case the Corporate Secretary has the authority to disregard the communication.  All such communications will be kept confidential to the extent possible.

•
The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by the presiding director of executive sessions, and shall regularly review all such communications with the presiding director at the next meeting.

Committees of the Board of Directors

In 2008, the Board of Directors maintained an Audit Committee, a Nominating Committee and a Compensation Committee.

Audit Committee

Mr. Consi serves as Chair of the Audit Committee.  Other members of the Audit Committee are Messrs. Mulcahy, Smith and Ms. Hill.  The Audit Committee met nine times during 2008.

The Board of Directors has determined that at least one member of the Audit Committee meets the NASDAQ standard of being financially sophisticated.  The Board of Directors has also determined that Mr. Consi meets the SEC criteria of an “audit committee financial expert.”

The Audit Committee operates pursuant to a charter.  The charter can be viewed at the Investor Relations link on our website www.pgbank.com. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by our independent auditors.  Other responsibilities of the Audit Committee pursuant to the charter include: reviewing the scope and results of the audit with our independent auditors; reviewing with management and our independent auditors Peapack-Gladstone’s interim and year-end operating results including press releases; considering the appropriateness of the internal accounting and auditing procedures of Peapack-Gladstone; considering our outside auditors’ independence; reviewing examination reports by bank regulatory agencies; reviewing audit reports prepared by the Internal Audit Department of Peapack-Gladstone, reviewing audit reports prepared by any outside firm which may conduct some internal audit functions for Peapack-Gladstone; and reviewing the response of management to those reports.  The Audit Committee reports to the full Board concerning pertinent matters coming before it.

Compensation Committee

Peapack-Gladstone’s Compensation Committee consists of Messrs. Meyercord (Chair), Merton and Consi.  During 2008, the Compensation Committee met two times.

The Compensation Committee operates under a written charter setting out the functions and responsibilities of this committee. The charter can be viewed at the Investor Relations link on our website www.pgbank.com.  The Compensation Committee determines CEO compensation, sets general compensation levels for all officers and employees and sets specific compensation for executive officers. It also administers our stock option plans and makes awards under those plans.  The Board has approved its charter, which delegates to the Compensation Committee the responsibility to recommend Board compensation.

The Compensation Committee annually reviews, considers, and approves all compensation and awards to executive officers, including the CEO, the President, Executive Vice Presidents, Senior Vice Presidents and First Vice Presidents.  Included in this process is a thorough analysis and consideration of overall Bank performance, individual job performance, the overall need of the Bank to attract, retain and incent executive talent, and the total cost of the compensation programs.

Nominating Committee

Peapack-Gladstone’s Nominating Committee consists of Messrs. Smith (Chair), Consi, Lamb, Merton, Meyercord, Mulcahy and Ms. Hill.  The Nominating Committee met two times during 2008.

The Nominating Committee operates under a written charter setting out the functions and responsibilities of this committee. The charter can be viewed at the Investor Relations link on our website www.pgbank.com. The Nominating Committee reviews qualifications of and recommends to the Board candidates for election as director of Peapack-Gladstone and the Bank, considers the composition of the Board, recommends committee assignments, and discusses management succession for the Chairman and the CEO positions.  The Nominating Committee develops corporate governance principles which include director qualifications and standards; director responsibilities; director orientation and continuing education; limitations concerning service on other boards; director access to management and records, criteria for annual self-assessment of the Board, its committees, management and the effectiveness of their functioning.  The committee is also charged with reviewing the Board’s adherence to the Corporate Governance Principles and the Code of Business Conduct and Ethics.  The Nominating Committee reviews recommendations from shareholders regarding corporate governance and director candidates.  The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.”

Nomination of Directors

Nominations for director may be made only by the Board of Directors or a committee of the Board or by a shareholder of record entitled to vote.  The Board of Directors has established minimum criteria for members of the Board.

These include:

•	Directors are encouraged to live and/or work in the communities served by Peapack-Gladstone’s subsidiary bank.

•	Directors shall beneficially own or agree to acquire at least $25,000 (market value) of Peapack-Gladstone stock.

•	Directors shall be experienced in business, shall be financially literate and shall be respected members of their communities.

•	Directors shall be of high ethical and moral standards and have sound personal finances.

•	A Director may not serve on the board of directors of any other bank that serves the same market area as Peapack-Gladstone and may only serve on the boards of three other publicly-traded companies.

•	If there is a vacancy, the Nominating Committee shall evaluate the qualifications of persons who may be recommended to it as potential candidates based on information the Committee may deem relevant.

The Nominating Committee has adopted a policy regarding consideration of director candidates recommended by shareholders.  The Nominating Committee will consider nominations made by shareholders.  In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and supporting materials to our Corporate Secretary not less than 120 days or more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  The shareholder wishing to propose a candidate for consideration by the Nominating Committee must have a significant stake in Peapack-Gladstone.  To qualify for consideration by the Nominating Committee, the shareholder submitting the candidate must demonstrate that he or she has been the beneficial owner of at least one percent of Peapack-Gladstone’s outstanding shares for a minimum of one year prior to the submission of the request.  In addition, the Nominating Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder, as it may deem appropriate.  For our annual meeting in the year 2010, we must receive this notice on or after November 29, 2009, and on or before December 29, 2009. The following factors, at a minimum, are considered by the Nominating Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•
if the Committee deems it applicable, whether the candidate would be able to read and understand fundamental financial statements and considered to be financially sophisticated as described in the NASDAQ rules, or considered to be an audit committee financial expert as defined pursuant to the Sarbanes-Oxley Act of 2002;

•
if the Committee deems it applicable, whether the candidate would be considered independent under the NASDAQ rules and the Board’s additional independence guidelines set forth in Peapack-Gladstone’s Corporate Governance Principles;

•	demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board;

•	availability for the substantial duties and responsibilities of a Peapack-Gladstone director; and

•	meets the additional criteria set forth in the Peapack-Gladstone’s Corporate Governance Principles.

You can obtain a copy of the full text of our policy regarding shareholder nominations by writing to Antoinette Rosell, Corporate Secretary, Peapack-Gladstone Financial Corporation, 158 Route 206 North, P.O. Box 178, Gladstone, New Jersey 07934.

Code of Business Conduct and Ethics and Corporate Governance Principles

Peapack-Gladstone has adopted a Code of Business Conduct and Ethics, which applies to Peapack-Gladstone’s chief executive officer, principal financial officer, principal accounting officer and to all other Peapack-Gladstone directors, officers and employees.  The Code of Business Conduct and Ethics is available in the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com.  The Code of Business Conduct and Ethics is also available in print to any shareholder who requests it from Antoinette Rosell, Corporate Secretary, Peapack-Gladstone Financial Corporation, 158 Route 206 North, P.O. Box 178, Gladstone, New Jersey, 07934.  Peapack-Gladstone will disclose any substantive amendments to or waiver from provisions of the Code of Business Conduct and Ethics made with respect to a director or executive officer on our website and to the extent required by NASDAQ and SEC rules, in a Current Report on Form 8-K.

We have also adopted Corporate Governance Principles, which are intended to provide guidelines for the governance of Peapack-Gladstone by the Board and its committees. The Corporate Governance Principles are available at the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com.

DIRECTOR COMPENSATION

The following table summarizes the compensation of the non-employee directors of Peapack-Gladstone in 2008.

Name (4)	Fees Earned or Paid in Cash (1)	Option Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) (5)	Total
(a)	(b)		(c)	(d)
Anthony J. Consi, II	$36,600	$9,249	$5,000	$50,849
Pamela Hill	26,900	9,249	8,000	44,149
John D. Kissel	34,100	9,249	2,000	45,349
James R. Lamb, Esq.	19,700	9,249	7,000	35,949
Edward A. Merton	17,500	9,249	8,000	34,749
F. Duffield Meyercord	25,500	9,249	5,000	39,749
John R. Mulcahy	54,200	9,249	15,000	78,449
Philip W. Smith, III	40,100	9,249	2,000	51,349

(1)
Peapack-Gladstone pays its directors an $8,000 annual retainer for service on the Board, $500 for each regular Bank Board meeting they attend and $400 for each committee meeting they attend.  Committee Chairs and Audit Committee members receive an additional $2,000 annual retainer.  The Audit Committee Chair receives an additional $16,000 annual retainer. The Compensation Committee Chair receives an additional $10,000 annual retainer and the Compensation Committee members receive an additional $1,000 annual retainer.  Frank A. Kissel, Robert M. Rogers and Craig C. Spengeman, as full-time employees, were not compensated for services rendered as directors.

(2)
Includes amortization of stock option grants in accordance with SFAS No. 123R, see Note 12 – Stock Option Plans of Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2008 for additional information on SFAS No. 123R valuation methodology.  The 1998 and 2002 Stock Option Plans for Outside Directors provide for the award of non-qualified stock options to each non-employee director. The 2006 Long-Term Stock Incentive Plan provides for the award of non-qualified stock options, stock appreciation rights or restricted stock to each non-employee director.  The plans provide that grants are made based upon recommendations from the Compensation Committee to the Board and a vote from the full Board.

Under each of the plans, the exercise price for the option shares may not be less than the fair market value of the common stock on the date of grant of the option. The options granted under these plans are, in general, exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant.

The following table represents the shares awarded during 2008, the grant date fair market value of the underlying stock and the aggregate number of options outstanding at December 31, 2008, for each of the following participants:

Name	Number of Shares Awarded 1/2/2008	Grant Date Fair Market Value of Options Awarded	Aggregate Number of Stock Awards Outstanding at 12/31/2008
Anthony J. Consi, II	2,200	$54,054	23,902
Pamela Hill	2,200	54,054	24,941
John D. Kissel	2,200	54,054	19,280
James R. Lamb, Esq.	2,200	54,054	19,279
Edward A. Merton	2,200	54,054	19,280
F. Duffield Meyercord	2,200	54,054	19,280
John R. Mulcahy	2,200	54,054	15,400
Philip W. Smith, III	2,200	54,054	16,672

(3)
Peapack-Gladstone has a retirement plan for eligible non-employee directors of Peapack-Gladstone and/or its Subsidiaries. The plan provides 5 years of annual benefits to directors with 10 or more years of service, which commence after a director has retired from the Board. The annual benefit is equal to 25 percent of the director's final compensation and increases by 5 percent for each year of service in excess of 10.  The maximum benefit is limited to 50 percent of final compensation. No director was credited with more than 10 years of service when the plan became effective, regardless of how long the person had served as director as of the effective date. If a director with 10 years of service ceases to be a director as a result of death or disability, or a director with 5 years of service ceases to be a director following a change in control, the director will be credited with a total of 15 years of service for plan purposes. In the event that the director dies prior to receipt of all benefits, the payments continue to the director's beneficiary or estate.

(4)
Peapack-Gladstone has a nonqualified deferred compensation plan for non-employee directors covering retainer fees and the aggregate of all fees for service and attendance at Board and committee meetings. Participation is optional. As of January 1, 2005, the plan is frozen and no further contributions may be made.  Interest is paid on the deferred fees equal to that which would have been credited if such deferred fees were invested in the Peapack-Gladstone Money Market Account, which yields 1.00 percent as of February 28, 2009. The provisions of the deferred compensation plan are designed to comply with certain rulings of the Internal Revenue Service under which the deferred amounts are not taxed until received. Under the deferred compensation plan, the directors who elect to defer their fees receive the fees either (i) in a lump sum on the first day of the calendar quarter following termination of service as director, or on the first day of a calendar quarter that is at least 5 years following the date of the original deferral election, or (ii) in substantially equal annual installments over a period of between 2 to 10 years, commencing in January of the calendar year following the calendar year during which the director ceases serving as director. In the event the director dies, within a reasonable period of time following his or her death, the amount credited to the director's deferred compensation account shall be paid in a lump sum to the director's beneficiary or estate.

(5)	The amount in this column represents the change in pension value. There were no above-market, nonqualified deferred compensation earnings.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

The following table sets forth as of February 28, 2009 certain information as to beneficial ownership of each person known to Peapack-Gladstone to own beneficially more than 5 percent of the outstanding common stock of Peapack-Gladstone.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
James M. Weichert (1) 1625 State Highway 10 Morris Plains, NJ 07950	801,435	9.66%

Royce & Associates, LLC (2) 1414 Avenue of the Americas New York, NY 10019	455,891	5.50%

(1)
Based on a Schedule 13-D filed with the SEC on March 9, 2007 by James M. Weichert.  The filing discloses that as of March 9, 2007, James M. Weichert has sole voting and dispositive power with respect to 801,435 shares of our common stock.

(2)
Based on a Schedule 13-G/A filed with the SEC on January 27, 2009 by Royce & Associates, LLC.  The filing discloses that as of January 27, 2009, Royce & Associates, LLC has sole voting and dispositive power with respect to 455,891 shares of our common stock.

Stock Ownership of Directors and Executive Officers

The following table sets forth as of February 28, 2009 the number of shares of Peapack-Gladstone's common stock beneficially owned by each of the directors/nominees, the executive officers of Peapack-Gladstone for whom individual information is required to be set forth in this proxy statement (the “named executive officers”) pursuant to the regulations of the SEC, and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Arthur F. Birmingham	37,344	(3)	*
Garrett P. Bromley	36,035	(4)	*
Anthony J. Consi, II	79,823	(5)	*
Pamela Hill	116,497	(6)	1.35%
Frank A. Kissel	122,919	(7)	1.43%
John D. Kissel	59,145	(8)	*
James R. Lamb	46,607	(9)	*
Edward A. Merton	43,715	(10)	*
F. Duffield Meyercord	44,993	(11)	*
John R. Mulcahy	33,315	(12)	*
Robert M. Rogers	48,690	(13)	*
Philip W. Smith, III	49,223	(14)	*
Craig C. Spengeman	50,726	(15)	*
All directors and executive officers as a group (14 persons)	882,956		10.26%

NOTES:

*	Less than one percent

(1)
Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power.  It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option.  Unless otherwise noted, all shares are owned of record or beneficially by the named person.

(2)
The number of shares of common stock used in calculating the percentage of the class owned includes shares of common stock outstanding as of February 28, 2009, and 291,106 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009.

(3)
This total includes 236 shares owned by Mr. Birmingham’s wife, 3,421 shares allocated to Mr. Birmingham under Peapack-Gladstone's Profit Sharing Plan and 25,342 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009.

(4)
This total includes 1,505 shares allocated to Mr. Bromley under Peapack-Gladstone's Profit Sharing Plan and 25,342 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009.

(5)	This total includes 20,822 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009.

(6)	This total includes 21,861 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009 and 24,945 shares held in a partnership for which Ms. Hill is an owner.

(7)
This total includes 3,348 shares owned by Mr. Frank A. Kissel's wife, 9,411 shares allocated to Mr. Kissel under Peapack-Gladstone's Profit Sharing Plan and 35,823 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009.

(8)
This total includes 1,609 shares owned by Mr. John D. Kissel's wife, 5,547 shares owned by Mr. Kissel's children and 16,200 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009.

(9)	This total includes 2,557 shares owned by Mr. Lamb's wife and 23,901 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009.

(10)	This total includes 16,200 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009.

(11)
This total includes 16,200 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009 and of this total, 19,705 shares were pledged as security to a loan with Peapack-Gladstone Bank.

(12)	This total includes 2,359 shares owned by Mr. Mulcahy's wife and 12,320 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009.

(13)
This total includes 5,491 shares allocated to Mr. Rogers under Peapack-Gladstone's Profit Sharing Plan and 31,053 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009.

(14)
This total includes 6,974 shares owned by Mr. Smith's wife, 1,383 shares owned by Mr. Smith's children and 13,592 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009 and of this total, 15,052 shares were pledged as security to a loan with Peapack-Gladstone Bank.

(15)
This total includes 6,406 shares allocated to Mr. Spengeman under Peapack-Gladstone's Profit Sharing Plan and 32,450 shares purchasable pursuant to options exercisable within 60 days of February 28, 2009.

PROPOSAL 2 - ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We believe that our compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders.  We also believe that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (the “Stimulus Act”) into law.  The Stimulus Act requires, among other things, every participant in the Troubled Asset Relief Program to permit a non-binding shareholder vote to approve the compensation of the participant’s executives. Accordingly, we are asking you to approve the compensation of Peapack-Gladstone’s named executive officers as described under “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.  Under the Stimulus Act, your vote is advisory and will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION AND VOTE REQUIRED ON PROPOSAL 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION COMMITTEE.  Approval of this advisory proposal requires the favorable vote of a majority of the votes cast.  Abstentions and broker non-votes will have no impact on the approval of this advisory proposal.

COMPENSATION DISCUSSION AND ANALYSIS

The fundamental objective of Peapack-Gladstone’s named executive officer compensation program is to fairly compensate our named executive officers in a way that best advances the interests of the shareholders.  Peapack-Gladstone feels that shareholder interests are best advanced through the retention of superior executive talent and the alignment of shareholder and executive interests.

Peapack-Gladstone compensates our named executive officers with a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the interests of our shareholders.

The base salary we pay our named executives is determined by a combination of factors, including but not limited to an analysis of market comparables, skill set, level of responsibility, individual performance and Peapack-Gladstone’s overall performance.

We design the incentive compensation (bonus and equity compensation) to align the interests of our named executive officers with the short and long-term interests of shareholders.  We align named executive officer and shareholder short-term interests by linking bonus awards to individual performance and Peapack-Gladstone’s overall performance over the prior year.  We align named executive officer and shareholder long-term interests by awarding equity compensation to our named executive officers.  Both bonus and equity compensation are awarded on a discretionary basis.

Peapack-Gladstone feels that our salary, bonus and equity compensation is both fair and reflective of market conditions within our business and geography.

The Decision Process

The Compensation Committee of the Board of Directors is responsible for establishing and overseeing policies governing annual and long-term compensation programs for the named executive officers, and for making recommendations to the Board of Directors on actual named executive officer compensation levels.  The Chief Executive Officer provides advice to the Compensation Committee relative the compensation of the four other named executive officers.  The Compensation Committee makes all of its determinations based on discretion.

After the Compensation Committee makes its recommendations to the Board of Directors, the Board of Directors (without the presence of the named executive officers) makes the final determination of compensation paid to Peapack-Gladstone’s named executive officers.

Elements of Compensation

Peapack-Gladstone’s direct compensation consists of base salary, an annual cash award (our bonus), and equity compensation.  Our base salaries are linked to individual performance, level of responsibility, the competitive market and Peapack-Gladstone’s overall performance.

We design our base salaries in significant part to attract and retain talented executives who can help drive long-term shareholder value.  Because the markets in which we operate present current and potential executives with many high-paying alternatives, we believe we must keep our base salaries competitive or risk losing executive talent.

Our cash bonuses are linked to individual performance, level of responsibility, and Peapack-Gladstone’s overall performance.  The assessment of these factors is subjective and is made by the Compensation Committee.  On the basis of this assessment, the Compensation Committee uses its discretion to determine the amount of the cash bonus.  We feel that linking cash bonuses to individual performance and Peapack-Gladstone’s overall performance places a portion of individual compensation at risk—thereby motivating individual performance while at the same time correlating Peapack-Gladstone’s overall compensation to Peapack-Gladstone’s overall performance.

Our equity compensation is linked to the degree to which the executive is in a position to influence Peapack-Gladstone’s long-term performance.  We feel the rationale behind equity compensation is straightforward: by allowing our executives to participate in the long-term appreciation of our shares, these executives will work and make decisions to maximize Peapack-Gladstone’s long-term performance.  The Compensation Committee in its discretion determines the amount, type and timing of our equity compensation.  In the past our equity compensation has consisted of stock options.  In 2006, the Committee decided to make smaller stock option grants every year, as opposed to the prior practice of making larger stock option grants once every two or three years.

Compensation Review

We commissioned a compensation review by Pearl Meyer & Partners in 2005 (hereinafter referred to as the PM&P review).  The PM&P review established a market composite based upon the average of two surveys: the proxy peer group and the 2004/2005 Watson Wyatt Financial Institutions Benchmark Survey for institutions with assets of $500 million to $1.9 billion.  The proxy peer group included data from the following 20 publicly traded institutions: Bryn Mawr Bank Corporation, Center Bancorp, Inc., Chemung Financial Corporation, Columbia Bancorp, First Chester County Corporation, First United Corporation, Greater Community Bancorp, Hudson Valley Holding Corp., Interchange Financial Services Corporation, Intervest Bancshares Corporation, Lakeland Bancorp, Incorporated, OceanFirst Financial Corp., PennFed Financial Services, Inc., Royal Bancshares of Pennsylvania, Inc., Sandy Spring Bancorp, Inc., Shore Bancshares, Inc., Sterling Financial Corporation, Tompkins Trustco., Inc. Univest Corporation of Pennsylvania and Washington Trust Bancorp, Inc.  In 2008, we commissioned a follow-up review by PM&P regarding our executive compensation, including salary, bonus and equity compensation.

For 2005 base salaries, the PM&P review found that the 50th percentile of the competitive composite was $355,000 for Mr. Frank A. Kissel, $232,000 for Mr. Robert M. Rogers, $218,000 for Mr. Craig C. Spengeman, $176,000 for Mr. Arthur F. Birmingham and $160,000 for Mr. Garrett P. Bromley.  When subject to cost-of-living adjustments in 2006 (3.3%), 2007 (2.3%) and 2008 (5.8%), these benchmark salaries increase to $397,000 for Mr. Kissel, $259,000 for Mr. Rogers, $244,000 for Mr. Spengeman, $197,000 for Mr. Birmingham and $179,000 for Mr. Bromley.  As to bonuses, the PM&P review found that the 50th percentile of the market composite translated to a bonus equal to 41% of Mr. Kissel’s base salary, 40% of Mr. Roger’s base salary, 28% of Mr. Spengeman’s base salary, 27% of Mr. Birmingham’s base salary and 30% of Mr. Bromley’s base salary.  The PM&P review also included data on change in control agreement terms found within the proxy peer group, and specifically found that typical change in control arrangements within our competitive market included termination benefits equal to three times salary and bonus for the Chief Executive Officer and two times salary and bonus for other named executive officers.  The PM&P review did not include data on the economic value of stock options issued or the terms of benefit plans or employment contracts provided within the competitive market.

2008 Compensation—Facts and Analysis

In establishing compensation for named executive officers, the Compensation Committee considers many factors including but not limited to Peapack-Gladstone’s overall performance, the individual’s performance, the PM&P review and annual pay raise survey data.

Mr. Kissel's base salary for 2008 of $350,000 was $47,000 below the 50th percentile of the competitive composite, including cost-of-living adjustments, and was set by the Compensation Committee, in its discretion, based on the PM&P review, including cost-of-living adjustments, his performance in executing his responsibilities in 2007 and his anticipated performance in 2008 and future years.  The Committee also considered Mr. Kissel's ability to develop and motivate employees to meet Peapack-Gladstone’s short and long-term objectives, as well as Peapack-Gladstone’s overall performance.  Finally, the Committee considered annual pay raise survey data from Mercer Consulting, America’s Community Bankers, SHRM, World at Work, Hewitt Associates, LR Webber Associates, BLR Northeast and the NJ Bankers (hereinafter referred to as the annual pay raise survey), which found an average planned increase in executive salaries, from 2007 to 2008, of 3.8%.  Mr. Kissel’s 2008 salary of $350,000 represented an 8.73% increase over his 2007 salary of $321,903.

Mr. Kissel was paid no bonus in 2008 in reflection of the charge Peapack-Gladstone took with respect to its trust preferred pooled securities.

To further align Mr. Kissel’s and the shareholders’ long-term interests, the Committee awarded Mr. Kissel 5,000 stock options in 2008, valued at $53,950 using the Black-Scholes option-pricing model and representing 15% of Mr. Kissel’s base salary.  The Committee determined the size of the award, in its discretion, through consideration of the ability of Mr. Kissel to positively influence the long-term performance of Peapack-Gladstone and Peapack-Gladstone’s actual performance.  The PM&P review did not include data on the economic value of stock options issued within the competitive market.

Mr. Roger's 2008 base salary of $225,000 was $34,000 below the 50th percentile of the competitive composite, including cost-of-living adjustments.  Mr. Roger’s 2008 salary represented a 9.84% increase over his 2007 salary of $204,847.  Mr. Spengeman’s 2008 base salary of $250,008 was $6,000 above the 50th percentile of the competitive composite, including cost-of-living adjustments.  Mr. Spengeman’s 2008 salary represented a 6.79% increase over his 2007 salary of $234,112.  Mr. Birmingham’s 2008 base salary of $185,012 was $12,000 below the 50th percentile of the competitive composite, including cost-of-living adjustments.  Mr. Birmingham’s 2008 salary represented a 5.37% increase over his 2007 salary of $175,583.  Mr. Bromley’s 2008 base salary of $170,000 was $ 9,000 below the 50th percentile of the competitive composite, including cost-of-living adjustments.  Mr. Bromley’s 2008 salary represented an 8.59 increase over his 2007 salary of $161,000.

None of Messrs. Rogers, Spengeman, Birmingham and Bromley was paid a bonus in 2008 in reflection of the charge Peapack-Gladstone took with respect to its trust preferred pooled securities.

To further align their and the shareholders’ long-term interests, the Committee awarded 4,000 stock options to each of Mr. Rogers and Mr. Spengeman and 3,500 stock options to each of Mr. Birmingham and Mr. Bromley.   Based upon the Black-Scholes option-pricing model these stock options were valued at $43,160 for each of Mr. Rogers and Mr. Spengeman and $37,765 for each of Mr. Birmingham and Mr. Bromley and represented 19%, 17%, 20% and 22%, respectively, of Mr. Rogers’, Mr. Spengeman’s, Mr. Birmingham’s and Mr. Bromley’s 2008 base salary.  The Committee determined the size of the awards, in its discretion, through consideration of the ability of each individual to positively influence the long-term performance of Peapack-Gladstone and Peapack-Gladstone’s actual performance.  The PM&P review did not include data on the economic value of stock options issued within the competitive market.

Peapack-Gladstone Benefit Plans—Facts and Analysis

Peapack-Gladstone provides bank-sponsored insurance and retirement benefit plans to our named executive officers.  The benefit packages are designed to assist named executive officers in providing for their own financial security in a way that recognizes individual needs and preferences.

The basic insurance package includes health, dental, vision, disability and basic group life insurance.  The Committee believes that these basic benefits are currently sought after by able employees, and that to attract and retain able employees Peapack-Gladstone must offer these benefits to its employees, including its named executive officers.

In addition to providing a term life insurance benefit to each of the named executive officers, Peapack-Gladstone has also purchased bank owned life insurance and entered into a split-dollar plan with the named executive officers and certain other employees to provide current and post-employment life insurance in an amount which ranges from a minimum benefit of $25,000 to 2.5 times the executive’s annual base salary.  A life insurance benefit of 2.5 times a participant’s annual base salary vests if prior to the termination of employment there is a change in control or the participant becomes disabled.  A benefit of 2.5 times the participant’s salary is paid if the participant dies while employed by Peapack-Gladstone.   The participant also is entitled to a vested post-employment life insurance benefit based on years of service and the participant’s age as of the date of termination of employment.  This vested benefit ranges from a minimum of 1.0 times base annual salary at age 50 to a maximum of 2.5 times annual base salary at age 60, in each case after completion of 15 years of service.  There is a minimum benefit of $25,000 if the participant does not reach the vesting levels.  Bank owned life insurance assists Peapack-Gladstone in offsetting the rising costs of employee benefits by providing Peapack-Gladstone with current income prior to the death of an insured, and a lump-sum payment upon the death of an insured.  Peapack-Gladstone owns the cash surrender value of the policies and records the increases in the cash surrender value as income.  Further, and more importantly, upon the death of an insured Peapack-Gladstone will receive cash equal to the cash surrender value of the policy and excess life insurance over the amount paid to the insured’s beneficiary.  The Committee feels that bank owned life insurance is primarily a good investment for Peapack-Gladstone, and secondarily a supplementary life insurance benefit for many of our officers, including our named executive officers.

Peapack-Gladstone provides retirement benefits to named executive officers through a combination of plans that qualify under the Internal Revenue Code.  The Corporation had a defined benefit pension plan covering substantially all of its salaried employees which was discontinued on May 12, 2008.  The Plan was settled and substantially all benefits were paid to employees during September 2008.  The Corporation amended its existing 401(K) profit-sharing and investment plan to enhance the contributions to its salaried employees starting in May 2008.

Peapack-Gladstone has established a qualified defined contribution plan under Section 401(K) of the Internal Revenue Code of 1986, as amended, covering substantially all salaried employees over the age of twenty-one with at least twelve months of service and whose participation is not prohibited by the 401(K) plan.  Under the savings portion of the 401(K) plan, employees may contribute up to 15 percent of their pay (up to a maximum of $15,500 in 2008) to their elective account via payroll withholding. Annually, Peapack-Gladstone makes a matching contribution equal to 50% of the first 6% of an employee’s salary an additional 3% employer contribution for eligible employees and an additional Age and Service contribution for eligible employees.   In addition, the Committee may recommend a discretionary contribution to the profit sharing portion of the 401(K) plan.  The profit sharing portion is based on base salary with a cap ($230,000 in 2008) and is non-contributory.  Contributions to the profit sharing portion are invested in Peapack-Gladstone's common stock.  The Committee believes that able employees demand 401(K) plans, and that to attract and retain able employees Peapack-Gladstone must offer these benefits to its employees, including its named executive officers.

Change in Control Agreements—Facts and Analysis

We have entered into change in control agreements that give the named executive officers certain benefits in the event of a change in control.  Each of these agreements require Peapack-Gladstone or its successor to pay certain termination benefits if (a) there is a change in control and (b) a named executive officer either resigns for good reason or is terminated without cause.  Under these circumstances Peapack-Gladstone or its successor would be required to pay aggregate amounts equal to three times the highest annual salary and bonuses paid during any calendar year during the three years prior to the change in control plus continue certain health and other benefits.  This compares to three times salary and bonus for the Chief Executive Officer and two times salary and bonus for other named executive officers typically found within the proxy peer group as reported by the PM&P review.  In the event that the severance payments and benefits under the agreements, together with any other parachute payments, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, the payments would be increased in an amount sufficient to pay the excise taxes and other income and payroll taxes necessary to allow the named executive officers to retain the same net amount, after such taxes, as each was otherwise entitled to receive.  The PM&P review found that 57% of other firms within the proxy peer group that offer change in control agreements likewise gross up change in control payments to cover taxes.  The Committee feels these agreements are necessary to encourage our named executive officers to approach an advantageous merger or acquisition transaction without regard to immediate loss of salary and benefits.  The Committee also feels that, given the high degree of consolidation within the banking business, these agreements are necessary to attract and retain talented named executive officers.

Employment Contracts—Facts and Analysis

We are a party to employment agreements that give the named executive officers certain benefits.  These agreements, each with a term of two years, provide among other things for (i) participation during the employment term in all compensation and employee benefits plans for which any salaried employees of Peapack-Gladstone are eligible, (ii) an annual base salary and (iii) discretionary bonus payments with respect to each calendar year.  Under these agreements, if a named executive officer’s employment is terminated without cause, Peapack-Gladstone shall pay the executive’s base salary for a period equal to two years from the effective date of such termination.  In the event that Peapack-Gladstone terminates a named executive officer’s employment for cause or pursuant to retirement, permanent disability or death, Peapack-Gladstone shall pay the named executive officer any earned but unpaid base salary as of the date of termination of employment.  The employment agreements also include certain non-compete and non-solicitation provisions.  The Committee feels Peapack-Gladstone would be unable to attract and retain talented senior executives without employment agreements, which are customary in the competitive market.

Restrictions under the Capital Purchase Program

In January 2009 we entered into a Securities Purchase Agreement with the United States Treasury that provides for our participation in the Capital Purchase Program (“CPP”) under the Treasury’s Troubled Assets Relief Program (“TARP”).  CPP participants are subject to several compensation-related limitations associated with the Program.  Each of our named executive officers agreed in writing to be subject to the compensation-related limitations in existence at that time which served to cap or eliminate some of their contractual or legal rights.  The provisions agreed to were as follows:

•
No golden parachute payments.  Our named executive officers have agreed to forego all golden parachute payments for as long as both (i) they remain “senior executive officers” (defined as our CEO, Chief Financial Officer and our next three highest-paid executive officers), and (ii) the Treasury continues to hold our equity or debt securities we issued to it under the CPP (we refer to the period during which the Treasury holds those securities as the “CPP Covered Period”).  “Golden parachute payment” under the CPP is defined as any severance payment resulting from involuntary termination of employment, or from bankruptcy of the employer, that exceeds three times the terminated employee’s average annual base salary over the five years prior to termination.

•
No Compensation Arrangements That Encourage Excessive Risks.  During the CPP Covered Period, we are not allowed to enter into compensation arrangements that encourage named executive officers to take “unnecessary and excessive risks that threaten the value” of our company.  The Committee is required to meet at least once a year with our senior risk officers to review our executive compensation arrangements in the light of our risk management policies and practices to ensure this does not occur.  Our named executive officers have agreed to execute whatever documents may be required in order to adjust compensation arrangements resulting from the Committee’s required review.

•
Recovery of Bonus, Retention Awards and Incentive Compensation if Based on Certain Material Inaccuracies.  Under the provisions of the CPP and as agreed to by our named executive officers, we can recover any bonus, retention award or incentive compensation paid during the CPP Covered Period that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

•
Limit on Federal Income Tax Deductions.  During the CPP Covered Period, we are not allowed to take federal income tax deductions for compensation paid to senior executive officers in excess of $500,000 per year, with certain exceptions that do not apply to our named executive officers.  This represents a 50% reduction in the income tax deductibility limit and the elimination of the exemption for performance-based compensation.

Additional Restrictions under the American Recovery and Reinvestment Act of 2009

The American Recovery and Reinvestment Act of 2009 (the “Stimulus Act”) was signed into law on February 17, 2009.  The Stimulus Act (i) modified the compensation-related limitations contained in the CPP, (ii) created additional compensation-related limitations and (iii) directed the Secretary of the Treasury to establish standards for executive compensation applicable to participants in the TARP, regardless of when participation commenced.  The newly enacted compensation-related limitations apply to us and the provisions may be retroactive.  In their January 2009 agreements our named executive officers did not waive their contractual or legal rights with respect to these new and retroactive provisions; and additional officers now covered for the first time by the Stimulus Act provisions were not asked and did not agree to waive their contractual or legal rights.  The compensation-related limitations applicable to us added or modified by the Stimulus Act, and which are subject to standards to be established by the Secretary of the Treasury, are as follows:

•
No severance payments.  Under the Stimulus Act, “golden parachute” was redefined as any severance payment resulting from involuntary termination of employment, or from bankruptcy of the employer, except for payments for services performed or benefits accrued.  Consequently, under the Stimulus Act, we are prohibited from making any severance payment during the CPP Covered Period to our “senior executive officers” (defined in the Stimulus Act as the five highest paid named executive officers) and our next five most highly compensated employees.

•
No Compensation Arrangements That Encourage Earnings Manipulation.  Under the Stimulus Act, during the CPP Covered Period, we are not allowed to enter into compensation arrangements that encourage manipulation of our reported earnings to enhance the compensation of any of our employees.

•
Recovery of Bonus, Retention Awards and Incentive Compensation if Based on Certain Material Inaccuracies. The Stimulus Act also contains the “clawback provision” discussed above but extends its application to any bonus, retention award or awards and incentive compensation paid to any of our senior executive officers or our next 20 most highly compensated employees during the CPP Covered Period that is later found to have been based on materially inaccurate financial statements or other materially inaccurate measurements of performance.

•
Limit on Incentive Compensation.  The Stimulus Act contains a provision that prohibits the payment or accrual during the CPP Covered Period of any bonus, retention award or incentive compensation to any of our senior executive officers or our next 5 most highly compensated employees other than awards of long-term restricted stock that (i) do not fully vest during the CPP Covered Period, (ii) have a value not greater than one-third of the total annual compensation of the award recipient and (iii) are subject to such other restrictions as may be determined by the Secretary of the Treasury.  We do not know whether awards of incentive stock options are covered by this prohibition.  The prohibition on bonus, incentive compensation and retention awards does not preclude bonus payments required under written employment contracts entered into on or prior to February 11, 2009.

•
Compensation Committee Functions.  The Stimulus Act requires that our Compensation Committee be comprised solely of independent directors and that it meet at least semiannually to discuss and evaluate our employee compensation plans in light of an assessment of any risk posed to us from such compensation plans.  See “Corporate Governance – Director Independence” above for a discussion of the independence of our Compensation Committee.

•
Compliance Certifications.  The Stimulus Act also requires a written certification by our Chief Executive Officer and Chief Financial Officer of our compliance with the provisions of the Stimulus Act.  These certifications must be contained in the Company’s Annual Report on Form 10-K beginning next year.

•
Treasury Review of Bonuses Previously Paid.  The Stimulus Act directs the Secretary of the Treasury to review all compensation paid to our senior executive officers and our next 20 most highly compensated employees to determine whether any such payments were inconsistent with the purposes of the Stimulus Act or were otherwise contrary to the public interest.  If the Secretary of the Treasury makes such a finding, the Secretary of the Treasury is directed to negotiate with the CPP recipient and the subject employee for appropriate reimbursements to the federal government with respect to compensation and bonuses found to be excessive.

•
Say on Pay.  Under the Stimulus Act, the SEC is required to promulgate rules requiring an advisory, non-binding say on pay vote by the shareholders on executive compensation at the annual meeting during the CPP Covered Period.  We will comply with the provisions of the Stimulus Act and its implementing regulations in all respect, which includes the submission of “Proposal 2:  Advisory Vote on Compensation of Named Executive Officers” set forth in this proxy statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Peapack-Gladstone’s annual report on Form 10-K and the Proxy Statement.

The Compensation Committee
of the Board of Directors

F. Duffield Meyercord, Chairman
Edward A. Merton
Anthony J. Consi, II

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for Peapack-Gladstone’s named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)
Frank A. Kissel Chairman of the Board and CEO of Peapack- Gladstone and the Bank	2008 2007 2006	350,000 321,903 311,017	- 48,584 37,322	21,020 10,230 -	31,295 81,595 70,276	65,437 8,929 8,146	446,732 471,241 426,761
Arthur F. Birmingham Executive Vice President and CFO of Peapack- Gladstone and the Bank	2008 2007 2006	185,013 175,583 169,646	- 26,337 20,358	14,714 7,161 -	14,285 61,077 59,961	31,326 4,808 4,559	230,624 274,966 254,524
Craig C. Spengeman President of PGB Trust and Investments and Executive Vice President of Peapack- Gladstone	2008 2007 2006	250,000 234,112 226,195	- 35,116 27,143	16,816 8,184 -	8,204 61,697 51,519	36,696 7,311 10,018	294,900 346,420 314,875
Robert M. Rogers President and COO of Peapack- Gladstone and the Bank	2008 2007 2006	225,000 204,847 197,920	- 30,727 23,750	16,816 8,184 -	6,240 43,338 48,227	37,062 9,168 9,343	268,302 296,264 279,240
Garrett P. Bromley Executive Vice President	2008 2007 2006	170,000 161,000 148,234	- 24,150 17,788	16,602 7,161 -	28,275 87,372 73,603	49,028 10,093 9,942	247,303 289,776 249,567

(1)
Includes amortization of stock option grants in accordance with SFAS No. 123R, see Note 12 – Stock Option Plans of Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2007 for additional information on SFAS No. 123R valuation methodology.  The 1998 and 2002 Stock Option Plans provide for the award of incentive stock options to each named executive officer. The 2006 Long-Term Stock Incentive Plan provides for the award of non-qualified stock options, stock appreciation rights or restricted stock to each named executive officer.  The plans provide that grants are made based upon recommendations from the Compensation Committee to the Board and a vote from the full Board.

Under each of the plans, the exercise price for the option shares may not be less than the fair market value of the common stock on the date of grant of the option. The options granted under these plans are, in general, exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant.

(2)
The Corporation had a defined benefit pension plan covering substantially all of its salaried employees which was discontinued on May 12, 2008.  The Plan was settled and substantially all benefits were paid to employees during September 2008.  There were no nonqualified deferred compensation earnings.

2008 Grants of Plan-Based Awards

The following table represents each stock option grant awarded to a named executive officer in 2008 and their total value calculated in accordance with FAS No. 123R.  Additional details regarding these stock option grants may be found in the Compensation Discussion and Analysis of this proxy.

		All Other
		Option Awards:		Grant Date
		Number of	Exercise or Base	Fair Value of
		Securities	Price of Option	Stock and
	Grant Date	Underlying Options	Awards	Option Awards
Name	(1)	(#)	($/Share)	($)
Frank A. Kissel	1/2/2008	5,000	24.57	53,950
Arthur F. Birmingham	1/2/2008	3,500	24.57	37,765
Craig C. Spengeman	1/2/2008	4,000	24.57	43,160
Robert M. Rogers	1/2/2008	4,000	24.57	43,160
Garrett P. Bromley	1/2/2008	3,500	24.57	37,765

(1)	The per share grant date fair market value under SFAS No. 123R on the stock option grant for the named executives was $10.79.

Outstanding Equity Awards at Fiscal Year-End

The following table represents stock options outstanding for each named executive officer as of December 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)
Frank A. Kissel	29,347 (2)	-	18.28	2/9/2009
	5,324 (2)	-	16.86	1/11/2011
	27,499 (3)	-	28.89	1/9/2014
	5,000 (4)	4,000	28.10	1/3/2017
	5,000 (5)	5,000	24.57	1/2/2018
Arthur F. Birmingham	5,870 (2)	-	18.66	2/5/2009
	3,993 (2)	-	16.86	1/11/2011
	19,249 (3)	-	28.89	1/9/2014
	3,500 (4)	2,800	28.10	1/3/2017
	3,500 (5)	3,500	24.57	1/2/2018
Craig C. Spengeman	5,870 (2)	-	18.66	2/5/2009
	1,398 (2)	-	13.68	9/14/2010
	3,992 (2)	-	16.86	1/11/2011
	2,661 (2)	-	13.62	5/10/2011
	21,999 (3)	-	28.89	1/9/2014
	4,000 (4)	3,200	28.10	1/3/2017
	4,000 (5)	4,000	24.57	1/2/2018
Robert M. Rogers	5,870 (2)	-	18.66	2/5/2009
	3,993 (2)	-	16.86	1/11/2011
	2,661 (2)	-	13.62	5/10/2011
	21,999 (3)	-	28.89	1/9/2014
	4,000 (4)	3,200	28.10	1/3/2017
	4,000 (5)	4,000	24.57	1/2/2018
Garrett P. Bromley	5,870 (2)	-	18.66	2/5/2009
	3,993 (2)	-	16.86	1/11/2011
	19,249 (3)	-	28.89	1/9/2014
	3,500 (4)	2,800	28.10	1/3/2017
	3,500 (5)	3,500	24.57	1/2/2018

(1)
In the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable.  All options expire not more than ten years after the date of grant.

(2)
Stock options were originally to vest at a rate of 20% per year for five years; however, on December 11, 2003, the Board of Directors accelerated the vesting of the remaining unvested options.  All options granted were exercisable at that time, at a price equal to the fair market value of the common stock on the date of grant.

(3)	Stock options were immediately vested and all options were exercisable at that time, at a price equal to the fair market value of the common stock on the date of the grant.

(4)
Stock options granted on January 3, 2007, vest at a rate of 20% per year for five years and are exercisable not earlier than one year after the date of the grant, at a price equal to the fair market value of the common stock on the date of the grant.

(5)
Stock options granted on January 2, 2008, vest at a rate of 20% per year for five years and are exercisable not earlier than one year after the date of the grant, at a price equal to the fair market value of the common stock on the date of the grant.

Option Exercises and Stock Vested

The named executive officers did not exercise stock options nor were there any vesting of stock awards during 2008.

Pension Benefits

Peapack-Gladstone maintained a traditional defined benefit pension plan which was discontinued on May 12, 2008.  The Plan was settled and substantially all benefits were paid to employees during September 2008.  The Corporation amended its existing 401(K) profit-sharing and investment plan to enhance the contributions to its salaried employees starting in May 2008.  The following table shows the pension plan in which each named executive officer participated, the number of years of credited service and the payments made during 2008.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Frank A. Kissel	Peapack-Gladstone Bank Employees’ Retirement Plan	18	-	$848,849
Arthur F. Birmingham	Peapack-Gladstone Bank Employees’ Retirement Plan	11	-	506,143
Craig C. Spengeman	Peapack-Gladstone Bank Employees’ Retirement Plan	22	-	602,225
Robert M. Rogers	Peapack-Gladstone Bank Employees’ Retirement Plan	20	-	396,839
Garrett P. Bromley	Peapack-Gladstone Bank Employees’ Retirement Plan	10	-	+ 604,206

Change-In-Control Arrangements

Peapack-Gladstone and the Bank entered into Change-in-Control Agreements with Frank A. Kissel, Craig C. Spengeman, Robert M. Rogers, Arthur F. Birmingham, and Garrett P. Bromley as of December 20, 2007, each of which provides for benefits in the event of a termination without “cause” or for “good reason” following a merger or acquisition of Peapack-Gladstone.  The Change-in-Control Agreements also include certain non-disclosure provisions, which survive the termination of the Executives’ employment and the expiration of the Agreements.  A more detailed description of the change in control agreements may be found in the Compensation Discussion and Analysis section of this proxy.

Employment Agreements

Peapack-Gladstone and the Bank entered into employment agreements (the “Employment Agreements”) with each of Frank A. Kissel, Craig C. Spengeman, Robert M. Rogers, Arthur F. Birmingham and Garrett P. Bromley as of January 1, 2008 for a period of two years to expire on December 31, 2009, specifically set forth in the Compensation Discussion and Analysis section of this proxy.  Employment agreements with named executive officers are customary in the marketplace, and Peapack-Gladstone feels it would be at a competitive disadvantage if it did not enter into such agreements.

The following table shows the potential payments under each named executive’s change-in-control or employment agreement if he had terminated employment with the Bank at December 31, 2008, under each of the following retirement or termination circumstances (i) death; (ii) disability or dismissal for cause; (iii) retirement or resignation; (iv) dismissal without cause; and (v) dismissal without cause or resignation for good reason following a change-in-control of Peapack-Gladstone on December 31, 2008.  These payments are considered estimates as of specific dates as they contain some assumptions regarding stock, price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Potential Payments upon Termination or Change in Control
					Dismissal without
				Dismissal	Cause or Resignation
		Disability or	Retirement	Without Cause	For Good Reason
		Dismissal	or	(no Change in	(following a Change
	Death	For Cause	Resignation	Control) (1) (3)	In Control) (1) (2) (3) (6)
Frank A. Kissel
Amounts payable in full on indicated date of termination:
Severance – Salary	$-	$-	$-	$700,000	$1,171,950
Stock Option Acceleration (4)	-	-	-	-	3,045
Welfare Benefits Continuation	-	-	-	-	17,655
SERP Amount	-	-	-	-	204,053
Parachute Penalty – Tax Gross-up (5)	-	-	-	-	515,374
Total	$-	$-	$-	$700,000	$1,912,077

Arthur F. Birmingham
Amounts payable in full on indicated date of termination:
Severance – Salary	$-	$-	$-	$370,026	$639,243
Stock Option Acceleration (4)	-	-	-	-	2,132
Welfare Benefits Continuation	-	-	-	-	11,568
SERP Amount	-	-	-	-	93,858
Parachute Penalty – Tax Gross-up (5)	-	-	-	-	280,847
Total	$-	$-	$-	$370,026	$1,027,647

Craig C. Spengeman
Amounts payable in full on indicated date of termination:
Severance – Salary	$-	$-	$-	$500,000	$846,597
Stock Option Acceleration (4)	-	-	-	-	2,436
Welfare Benefits Continuation	-	-	-	-	21,270
SERP Amount	-	-	-	-	138,125
Parachute Penalty – Tax Gross-up (5)	-	-	-	-	377,064
Total	$-	$-	$-	$500,000	$1,385,493

Robert M. Rogers
Amounts payable in full on indicated date of termination:
Severance – Salary	$-	$-	$-	$450,000	$745,785
Stock Option Acceleration (4)	-	-	-	-	2,436
Welfare Benefits Continuation	-	-	-	-	21,270
SERP Amount	-	-	-	-	136,735
Parachute Penalty – Tax Gross-up (5)	-	-	-	-	342,272
Total	$-	$-	$-	$450,000	$1,248,498

Garrett P. Bromley
Amounts payable in full on indicated date of termination:
Severance – Salary	$-	$-	$-	$340,000	$558,564
Stock Option Acceleration (4)	-	-	-	-	2,132
Welfare Benefits Continuation	-	-	-	-	17,655
SERP Amount	-	-	-	-	57,207
Parachute Penalty – Tax Gross-up (5)	-	-	-	-	238,176
Total	$-	$-	$-	$340,000	$873,734

(1)
The term “cause” means (i) willful and continued failure by a named executive officer to perform the officer’s duties, (ii) willful misconduct by the named executive officer which causes material injury to the Corporation or its successor or (iii) the conviction of a crime, other than a traffic violation, drunkenness, drug abuse, or excessive absenteeism other than for illness.

(2)	The term “good reason” means a change in job description, location, compensation or benefits.

(3)
The term “change in control” means (i) the acquisition of the Corporation’s securities representing 25% or more of the voting power of all its securities, (ii) the first purchase of the Corporation’s common stock pursuant to a tender or exchange offer, (iii) the shareholder approval of (a) a merger or consolidation of the Corporation into another corporation wherein the other corporation exercises control over the Corporation, (b) a sale or disposition of all or substantially all of the Corporation’s assets or (c) a plan of liquidation or dissolution of the Corporation, (iv) a change in board membership such that over a two year period the directors constituting the Board at the beginning of such period do not constitute two thirds of the Board of the Corporation or a successor corporation at the end of such period, or (v) a sale of (a) the common stock of the Corporation following which a person or entity other than the Corporation or its affiliates owns a majority thereof or (b) all or substantially all of the Corporation’s assets.

(4)
Under Peapack-Gladstone’s various stock option plans, unvested stock options would immediately vest in the event of a change in control; however, at December 31, 2008, the market value of Peapack-Gladstone’s stock is less than the grant price of all unvested options   Named executive officers would have three years from the date of termination following a change in control to exercise the vested options.

(5)	The excise tax gross-up was calculated using marginal tax rate of 60.94% (40.94% income and employment taxes, plus the 20% excise tax).

(6)
Amounts disclosed do not reflect the impact of the compensation-related limitations associated with the CPP and the Stimulus Act.  Please see “Effect of Current Financial Crisis” and “Effect of Current Financial Crisis:  Additional Restrictions under the American Recovery and Reinvestment Act of 2009” above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that Peapack-Gladstone's executive officers, directors and persons who own more than ten percent of a registered class of Peapack-Gladstone's common stock, file reports of ownership and changes in ownership with the SEC. Based upon copies of reports furnished by insiders, all Section 16(a) reporting requirements applicable to insiders during 2008 were satisfied on a timely basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors has established a Compensation Committee, which has been charged with overseeing executive compensation practices at Peapack-Gladstone. Members of the Compensation Committee are Messrs. Meyercord (Chair), Merton and Consi. All members of the Compensation Committee, or their affiliates, have engaged in loan, deposit or trust transactions with the Bank, as discussed below, in “Transactions with Related Persons, Promoters and Certain Control Persons” and under “Director Independence” above. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of Peapack-Gladstone’s Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The Bank may purchase an undetermined amount of mortgage loans from Weichert Mortgage Company (“Weichert Mortgage”) during 2009.  Weichert Mortgage is wholly owned by James M. Weichert, who beneficially owns 9.66 percent of Peapack-Gladstone’s outstanding common stock.  Any purchases by the Bank from Weichert Mortgage will be on terms that are substantially the same, or at least as favorable to, the Bank as those offered by Weichert Mortgage to other unaffiliated entities.  During 2008, the Bank did not purchase any mortgages from Weichert Mortgage.  There are no guarantees that any purchases will be made in the future.

In addition to the matters discussed above and discussed under the caption “Compensation Committee Interlocks and Insider Participation,” directors and officers and their associates were customers of and had transactions with the Bank during the year ended December 31, 2008, and it is expected that such persons will continue to have such transactions in the future. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management of Peapack-Gladstone, did not involve more than normal risks of collectibility or present other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Peapack-Gladstone Financial Corporation:

We have reviewed and discussed with management Peapack-Gladstone's audited consolidated financial statements as of and for the year ended December 31, 2008.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in Peapack-Gladstone's Annual Report on Form 10-K for the year ended December 31, 2008.

THE AUDIT COMMITTEE

ANTHONY J. CONSI, II, CHAIRMAN
JOHN R. MULCAHY
PHILIP W. SMITH, III
PAMELA HILL

March 3, 2009

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Crowe Horwath LLP as independent registered public accounting firm to examine Peapack-Gladstone’s consolidated financial statements for the fiscal years ending December 31, 2007 and 2008 and to render other professional services as required.  Representatives from Crowe Horwath LLP will be present at the annual meeting to answer questions and they will have the opportunity to speak if desired.

Aggregate fees for the fiscal years ending December 31, 2008 and December 31, 2007, billed by the Corporation’s independent registered public accounting firms, Crowe Horwath LLP (“Crowe”) were as follows:

Type of Service	2008	2007
Audit Fees (1)	$174,400	$162,500
Audit-Related Fees (2)	33,000	24,000
All Other Fees (4)	18,880	-
Total	$226,280	$186,500

(1)
Comprised of the audit of Peapack-Gladstone’s annual financial statements and reviews of Peapack-Gladstone’s quarterly financial statements, as well as statutory audits of Peapack-Gladstone’s subsidiaries, attest services, and consents to SEC filings.  Also includes the audit of Peapack-Gladstone’s internal control over financial reporting for 2007.

(2)	Comprised of fees for audit of retirement and 401(K) plans.

(3)	Comprised of services for tax compliance, tax return preparation, tax advice and tax planning.

(4)	Comprised of fees for consents and filings.

AUDIT COMMITTEE PRE-APPROVAL PROCEDURES

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm to Peapack-Gladstone.  The policy requires that all services to be performed by Crowe Horwath LLP, Peapack-Gladstone’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee.  Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy.  At subsequent Audit Committee meetings, the Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. All services rendered by Crowe Horwath LLP are permissible under applicable laws and regulations. Each new engagement of Crowe Horwath LLP was approved in advance by the Audit Committee.

RECOMMENDATION AND VOTE REQUIRED ON PROPOSAL 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  Approval of this proposal requires the favorable vote of a majority of the votes cast.  Abstentions and broker non-votes will have no impact on the approval of this advisory proposal.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders' meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, any substantive proposals, including shareholder proposals, must be referred to in Peapack-Gladstone's notice of shareholders' meeting for such proposal to be properly considered at a meeting of Peapack-Gladstone.

Proposals of shareholders which are eligible under the rules of the SEC to be included in Peapack-Gladstone's year 2010 proxy materials must be received by the Secretary of Peapack-Gladstone no later than November 30, 2009.

If Peapack-Gladstone changes its 2010 Annual Meeting date to a date more than 30 days from the date of its 2009 Annual Meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before Peapack-Gladstone begins to print and mail its proxy materials. If Peapack-Gladstone changes the date of its 2010 Annual Meeting in a manner that alters the deadline, Peapack-Gladstone will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change or notify its shareholders by another reasonable means.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors knows of no business that will be presented for consideration at the meeting other than that stated in this proxy statement. Should any other matter properly come before the meeting or any adjournment thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

WHETHER YOU INTEND TO BE PRESENT AT THE MEETING OR NOT, YOU ARE URGED TO RETURN YOUR SIGNED PROXY PROMPTLY.

By Order of the Board of Directors

FRANK A. KISSEL,
CHAIRMAN

Gladstone, New Jersey
March 30, 2009

PEAPACK-GLADSTONE'S ANNUAL REPORT FOR THE YEAR-ENDED DECEMBER 31, 2008 IS BEING MAILED TO THE SHAREHOLDERS WITH THIS PROXY STATEMENT. HOWEVER, SUCH ANNUAL REPORT IS NOT INCORPORATED INTO THIS PROXY STATEMENT AND IS NOT DEEMED TO BE A PART OF THE PROXY SOLICITING MATERIAL.  IN ADDITION, A COPY OF OUR ANNUAL REPORT (WITHOUT EXHIBITS) WILL BE FURNISHED TO ANY SHAREHOLDER UPON WRITTEN REQUEST ADDRESSED TO ANTOINETTE ROSELL, CORPORATE SECRETARY, PEAPACK-GLADSTONE FINANCIAL CORPORATION, 158 ROUTE 206 NORTH, P.O. BOX 178, GLADSTONE, NEW JERSEY 07934. OUR ANNUAL REPORT IS ALSO AVAILABLE ON OUR WEBSITE AT WWW.PGBANK.COM.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY PEAPACK-GLADSTONE FINANCIAL CORPORATION

		For	With- hold Authority	For All Except
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	1. ELECTION OF ELEVEN (11) DIRECTORS	☐	☐	☐
The undersigned hereby appoints John D. Kissel, James R. Lamb and Philip W. Smith, III, or any one of them, as Proxy, each with full power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Peapack-Gladstone Financial Corporation (the “Corporation”), standing in the undersigned’s name at the Annual Meeting of Shareholders of the Corporation to be held on April 28, 2009 at 2:00 p.m. or any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to the meeting.

Anthony J. Consi, II    Pamela Hill                Frank A. Kissel                 John D. Kissel
James R. Lamb             Edward A. Merton    F. Duffield Meyercord     John R. Mulcahy
Robert M. Rogers        Philip W. Smith, III    Craig C. Spengeman

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line provided below.

		For	Against	Abstain
	2. To approve, on a non-binding basis, the compensation of the Corporation’s named executive officers as determined by the Compensation Committee.	☐	☐	☐
		For	Against	Abstain
	3. The ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2009.	☐	☐	☐
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

This Proxy, when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION is made, this Proxy will be voted “FOR” the election of all eleven nominees for Director and for proposals 2 and 3.

	PLEASE CHECK BOX IF YOU PLAN TO ATTEND ª THIS MEETING.			☐
Please be sure to date and sign this proxy card in the box below	Date
Sign above

Ç Detach above card, sign, date and mail in the return envelope provided.  Ç
PEAPACK-GLADSTONE FINANCIAL CORPORATION

Please sign exactly as names appear above. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full corporate names by President or other authorized officer. If a partnership or limited liability company, please sign in the entity name by an authorized person.

PLEASE ACT PROMPTLY
SIGN, DATE &MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

______________________________

______________________________

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